Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEER

We hereby consent to the use and reference of our report, delivered to ZaZa Energy Corporation (the “Company”) on March 1, 2013 relating to the proved and probable reserves attributable to certain assets owned by ZaZa Energy, LLC, a subsidiary of the Company, as of December 31, 2012 (the “Reserves Report”), to the incorporation by reference therein Registration Statement (Form S-1) for the registration of 27,226,223 shares of common stock of ZaZa Energy Corporation.

/s/ RYDER SCOTT COMPANY, L.P.

RYDER SCOTT COMPANY, L.P.
TBPE Firm Registration No. F-1580

Houston, Texas

July 2, 2013

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